Subsidiaries of the Registrant                       EXHIBIT 21



                                               STATE OR OTHER JURISDICTION
      SUBSIDIARIES                                   OF INCORPORATION

 EIS Leasing Corporation                       Delaware
 EIS Leasing of Delaware, Inc.                 Delaware
 EIS International Services Corp.              Virginia
 Electronic Information Systems Limited        United Kingdom
 EIS Limited                                   United Kingdom
 Electronic Information Systems
  International, Inc.                          Delaware
 EIS Foreign Sales Corporation                 U.S. Virgin Islands (St. Thomas)
 EIS Italia, Sr. L                             Italy
 Surefind Information, Inc.                    Delaware
 Cybernetics Systems International Corp.       Delaware